SCHEDULE 14(A) INFORMATION

Proxy Statement Pursuant to Section 14(a) of  the Securities Exchange Act of 1934

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SABA SOFTWARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2003

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Saba Software, Inc., a Delaware corporation, will be held at our corporate headquarters located at 2400 Bridge Parkway, Redwood Shores, California 94065-1166, on Thursday, May 1, 2003, at 9:00 a.m., Pacific time, for the following purposes:

1. To approve amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and ten would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment in its discretion.

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement, which is attached and made a part hereof.

The Board of Directors has fixed the close of business on March 21, 2003 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting.

By Order of the Board of Directors,

Peter E. Williams III

Secretary

Redwood Shores, California

April 4, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

SABA SOFTWARE, INC.

2400 Bridge Parkway

Redwood Shores, California 94065-1166

PROXY STATEMENT

May 1, 2003

Special Meeting of Stockholders

General Information

This proxy statement is furnished to stockholders of Saba Software, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies in the accompanying form for use in voting at a special meeting of stockholders to be held on May 1, 2003, at 9:00 a.m., Pacific time, at our corporate headquarters located at 2400 Bridge Parkway, Redwood Shores, California 94065-1166, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the special meeting for the purposes set forth in the accompanying notice of special meeting of stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to us (to the attention of Peter E. Williams III, our Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person.

Solicitation and Voting Procedures

The proxy statement and the enclosed proxy card are being mailed to the stockholders on or about April 4, 2003. This proxy statement and the accompanying proxy card are for use by the stockholders.

The close of business on March 21, 2003 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of, and to vote, at the special meeting. As of the close of business on the record date, we had 52,999,040 shares of common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting of a majority, or 26,499,521, of these shares of our common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

All expenses in connection with the solicitation of proxies will be borne by us. These costs will include the expense of preparing and mailing proxy materials for the special meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of our common stock. We may conduct further solicitation personally, by telephone or by facsimile through our officers, directors and employees, none of who will receive additional compensation for assisting with the solicitation.

An automated system administered by ADP-Investor Communication Services and Mellon Investor Services will tabulate votes cast by proxy at the special meeting, and one of our officers, duly appointed by the Board of Directors, will tabulate votes cast in person at the special meeting.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the special meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

Proposal 1 requires the affirmative vote of a majority of our common stock entitled to vote. Because abstentions and broker “non-votes” will be included in the tabulation of shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions and broker “non-votes” have the same effect as negative votes.

The shares represented by properly executed proxy cards will be voted at the special meeting as indicated or, if no instructions are given, in favor of proposal 1. We do not presently know of any other business that may come before the special meeting.

PROPOSAL NO. 1

AMENDMENT OF SABA’S AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our Board of Directors has unanimously approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-two to one-to-ten. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including two and ten, such number consisting only of whole shares, will be combined into one share of our common stock. Therefore, a vote for Proposal No. 1 will include approval of a 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, and 1-for-10 reverse split of our outstanding common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Saba and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and ten which will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Saba and its stockholders.

The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including two and ten would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

If approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in the best interests of Saba and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of common stock.

Reasons for the Reverse Split

The Board believes that a reverse stock split may be desirable for a number of reasons. The Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market. The Board further believes that a reverse stock split could improve the marketability and liquidity of our common stock.

Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by

Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If our common stock were to be delisted, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

On March 21, 2003, we received a letter from Nasdaq advising us that our common stock has not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we are unable to regain compliance with this requirement during the 180 calendar days ending September 17, 2003, our common stock would be delisted at that time. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock is based also on other factors which are unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Saba and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Certain Risks Associated With the Reverse Stock Split

While our Board believes that our common stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the reverse stock split times the selected reverse split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. We cannot offer any assurance that our common stock will meet the Nasdaq National Market continued listing requirements following the reverse stock split. The market price of our common stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.

In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Saba (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action, except as otherwise required by Saba’s charter documents or applicable law or regulation. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws. Except pursuant to our stock incentive plans, outstanding warrants and for other general corporate purposes, no plans, proposals or arrangements are currently contemplated that would involve the issuance of additional shares.

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our 1997 Stock Incentive Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

The following table illustrates approximately the effect of the reverse stock split on Saba’s common stock based on the outstanding shares as of March 15, 2003:

	Number of Shares of Common Stock
	Prior to the Reverse Stock Split	After the Reverse Stock Split
		1-for-2	1-for-3	1-for-4	1-for-5	1-for-6	1-for-7	1-for-8	1-for-9	1-for-10
Issued and Outstanding	52,994,040	26,497,020	17,664,680	13,248,510	10,598,808	8,832,340	7,570,577	6,624,255	5,888,227	5,299,404
Authorized and Reserved for Issuance	18,860,714	9,430,357	6,286,905	4,715,179	3,772,143	3,143,452	2,694,388	2,357,589	2,095,635	1,886,071
Authorized and Not Reserved for Issuance	128,145,246	164,072,623	176,048,415	182,036,311	185,629,049	188,024,208	189,735,035	191,018,156	192,016,138	192,814,525

If the proposed reverse stock split is implemented, it will increase the number of stockholders of Saba who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “SABA” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendments to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

The tax treatment of cash received in lieu of fractional shares will vary, depending on the circumstances of the holder.

No gain or loss will be recognized by the Company as a result of the reverse stock split.

Required Vote

The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the special meeting is required to approve the reverse stock split. As a result, abstentions and broker “non-votes” will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 15, 2003 by:

•	each person who is known by us to beneficially own more than 5% of our outstanding shares of common stock,

•	each of our directors,

•	our Chief Executive Officer, three other most highly compensated executive officers who were serving as our executive officers at May 31, 2002 and two additional individuals that served as executive officers during a portion, but not at the end, of our fiscal year ended May 31, 2002 (the “Named Executive Officers”), and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2003 are deemed outstanding. Percentage of beneficial ownership as of March 15, 2003 is based upon 52,994,040 shares of common stock. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is: c/o Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

	Shares Beneficially Owned
Name	Number	Percent
Bobby Yazdani(1)	6,522,864	12.3%
Michael Moritz(2) 3000 Sand Hill Road, Suite 280 Menlo Park, CA 94025	5,120,023	9.7%
Entities Affiliated with Sequoia Capital(3) 3000 Sand Hill Road, Suite 280 Menlo Park, CA 94025	4,651,159	8.8%
Fuller & Thaler Asset Management, Inc.(4) 411 Borel Avenue, Suite 402 San Mateo, CA 94402	3,341,812	6.3%
Geno Tolari(5)	967,391	1.8%
Peter Williams(6)	662,250	1.2%
Terry Carlitz(7)	655,000	1.2%
Joe Kiani(8)	353,800	*
Douglas Allred(9)	265,789	*
Clifton Thomas Weatherford(10)	—	*
Nigel Pullan(11)	—	*
Ronald Kisling(12)	122,425	*
All current executive officers and directors as a group (8 persons)(13)	14,014,542	26.0%

*	Less than 1%.
(1)	Includes 60,000 shares subject to options exercisable within 60 days of March 15, 2003. Excludes options granted after March 15, 2003, of which options to purchase 250,000 shares are exercisable. The percentage of shares beneficially owned by Mr. Yazdani, including such 250,000 options, is 12.8%.

(2)	Includes (i) 20,000 shares subject to options exercisable within 60 days of March 15, 2003 and (ii) 4,651,159 shares held by the entities affiliated with Sequoia Capital. Mr. Moritz disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities, if any. Excludes options granted after March 15, 2003, of which options to purchase 30,000 shares are exercisable.
(3)	As reported in a Schedule 13D filed with the SEC by the Entities Affiliated with Sequoia Capital on October 11, 2002, includes 868,720 shares held by Sequoia Capital IX, 160,348 shares held by Sequoia Capital IX Principals Fund, 133,720 shares held by Sequoia Capital Entrepreneurs Fund, 3,069,767 shares held by Sequoia Capital Franchise Fund and 418,604 shares held by Sequoia Capital Franchise Partners. Each of the individual named entities has shared voting and dispositive power as to the shares attributed to them.
(4)	As reported in a Schedule 13G filed with the SEC by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”) on February 13, 2003, includes 2,481,992 shares as to which has sole voting power and 3,341,812 shares as to which Fuller & Thaler have sole dispositive power.
(5)	Includes 600,000 shares subject to options exercisable within 60 days of March 15, 2003.
(6)	Includes 118,125 shares of common stock subject to a right of repurchase in favor of Saba that lapses over time; and 8,750 shares subject to options exercisable within 60 days of March 15, 2003.
(7)	Ms. Carlitz resigned as a Director in April 2002 and as Chief Executive Officer in May 2002.
(8)	Includes 120,000 shares subject to options exercisable within 60 days of March 15, 2003. Excludes options granted after March 15, 2003, of which options to purchase 30,000 shares are exercisable.
(9)	Includes 74,144 shares of common stock subject to a right of repurchase in favor of Saba that lapses over time. Excludes options granted after March 15, 2003, of which options to purchase 20,000 shares are exercisable.
(10)	Excludes options granted after March 15, 2003, of which options to purchase 35,000 shares are exercisable.
(11)	Mr. Pullan served as an executive officer from through May 2002 and resigned as Senior Vice President International Sales in November 2002.
(12)	Includes 118,125 shares subject to options exercisable within 60 days of March 15, 2003.
(13)	Includes (i) 192,269 shares of common stock subject to a right of repurchase in favor of Saba that lapses over time and (ii) 926,875 shares subject to options exercisable within 60 days of March 15, 2003 held by all current executive officers and directors of Saba. Excludes options granted after March 15, 2003, of which options to purchase 365,000 shares are exercisable.

STOCKHOLDER PROPOSALS

Deadline for Receipt of Stockholder Proposals.    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with Saba’s bylaws and the requirements of the proxy rules promulgated by the Securities Exchange Commission. If you intend to submit a proposal for consideration at the 2003 Annual Meeting, the stockholder must have given timely notice therefore in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between July 11, 2003 and August 10, 2003. A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the special meeting (i) a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Saba which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at our 2003 annual meeting of stockholders must be received by us not later than May 27, 2003 in order to be considered for inclusion in our proxy materials for that special meeting.

OTHER MATTERS

The Board of Directors knows of no other business, which will be presented to the special meeting. If any other business is properly brought before the special meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Peter E. Williams III

Secretary

Redwood Shores, California

April 4, 2003

Appendix A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF SABA SOFTWARE, INC.

Saba Software, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    The name of the Corporation is Saba Software, Inc.

SECOND:    The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is April 16, 1997.

THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Whether or not the stock split provided above would result in fractional shares for a holder of record, shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time the stock split occurs.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Subject to applicable protective voting rights which have been or may be granted to the Preferred Stock, the Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number of shares comprising any such series (but not below the number of such shares outstanding for any such series) and the designation thereof, or any of them, and to provide for rights and terms of redemption or conversion of the shares of any such series.”

FOURTH:    This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 52,999,040 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

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FIFTH:    This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation’s By-Laws at a meeting of the Board of Directors of the Corporation on              at which a quorum was present and acting throughout. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

IN WITNESS WHEREOF, Saba Software, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of             , 2003.

Saba Software, Inc.

Geno P. Tolari

Chief Executive Officer

*	By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and ten (10) into one (1) share of Common Stock, i.e., each of the following combination ratios: 1 for 2, 1 for 3, 1 for 4, 1 for 5, 1 for 6, 1 for 7, 1 for 8, 1 for 9, and 1 for 10. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

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COMPANY #

CONTROL #

SABA SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2003

The undersigned hereby appoints Geno P. Tolari and Peter E. Williams III, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Saba Software, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Saba Software, Inc. to be held at Saba’s corporate headquarters, 2400 Bridge Parkway, Redwood Shores, California 94065-1166 on May 1, 2003 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

Please date, sign and mail your

Proxy card back as soon as possible!

Special Meeting of Stockholders

SABA SOFTWARE, INC.

May 1, 2003

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Saba Software, Inc., 2400 Bridge Parkway, Redwood Shores, California 94065-1166.

Please Detach Here and Mail in Envelope Provided

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:

To approve proposed amendments to our Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which two, three, four, five, six, seven, eight, nine, or ten of our outstanding shares would be combined into one share of our common stock at the discretion of our Board of Directors.

☐  FOR                                                           ☐  AGAINST                                                           ☐  ABSTAIN

Signature(s)	Dated

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.